HEI Exhibit 10.11

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated as of [            ] (the “Effective Date”), is made by and between Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), and [            ] (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; [and

WHEREAS, the Executive currently is party to a Change-in-Control Agreement (the “Existing CIC Agreement”) with the Company; and

WHEREAS, the Company and the Executive intend for the Existing CIC Agreement to cease to be of any force or effect as of the date hereof;]

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2. Term of Agreement. The Term of this Agreement shall commence on the Effective Date and shall continue in effect through the second anniversary of the Effective Date; provided, however, that commencing on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the Term shall automatically be extended for one additional year unless, not later than 90 days prior to each such date, the Company or the Executive shall have given notice not to extend the Term; and provided, further, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than 24 months beyond the date on which such Change in Control occurred. [Effective as of the Effective Date, the Existing CIC Agreement shall terminate and shall cease to be of any further force or effect and the Executive waives all rights that may have accrued thereunder.]

3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. No Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.

5. Compensation Other Than Severance Payments.

5.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.

5.2 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary (determined without regard to any reduction constituting Good Reason) to the Executive through the Date of Termination together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, subject to execution of a release of claims in accordance with Section 6.6 of this Agreement, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason if more favorable to the Executive.

5.3 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post termination compensation and benefits as such payments become due. Such post termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, subject to execution of a release of claims in accordance with Section 6.6 of this Agreement, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason if more favorable to the Executive.

5.4 For the two-year period commencing immediately following a Change in Control, the Company agrees (A) to provide the Executive with benefits substantially similar to the material benefits provided to the Executive under any of the Company’s executive compensation (including bonus, equity or incentive compensation), pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control and to provide the Executive with a number of vacation days that would be no less favorable to the Executive than the number determined in accordance with the vacation policy in effect immediately prior to the Change in Control on the basis of the Executive’s years of service with the Company, (B) to timely pay to the Executive the Executive’s current compensation and any installments of deferred compensation due under any deferred compensation program of the Company, and (C) not to take any other action that would directly or indirectly deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the Change in Control (in each case except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company).

6. Severance Payments.

6.1 If the Executive’s employment is terminated following a Change in Control and within two (2) years after a Change in Control (provided that such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code), other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, or (ii) the Executive terminates her employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.

(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to [            ] times the sum of (i) the Executive’s highest base salary as in effect during the three-year period ending immediately prior to the Date of Termination and (ii) the Executive’s target annual bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination (or, if higher, the actual bonus in respect of any of the three preceding fiscal years). The amount payable pursuant to this Section 6.1(A) shall be reduced by the amount of any cash severance or salary continuation benefit paid or payable to the Executive under any other plan, policy or program of the Company or any written employment agreement between the Executive and the Company.

(B) For the [            ]-year period immediately following the Date of Termination, the Company shall arrange to provide the Executive and her dependents life, short-term disability, long-term disability, travel accident, accidental death and dismemberment, medical, dental and other health and welfare benefits substantially similar to those provided to the Executive and her dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and her dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; provided, however, that such health and welfare benefits shall be provided through an arrangement that, as applicable, satisfies the requirements of Sections 105 and 106 of the Code. To the extent that health and welfare benefits of the same type are received by or made available to the Executive during the [            ]-year period following the Executive’s Date of Termination (which such benefits received by or made available to the Executive shall be reported by the Executive to the insurance company or other appropriate party in accordance with any applicable coordination of benefits provisions), the benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be made secondary to such benefits; provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

(C) Vesting shall accelerate and restrictions shall lapse on all unvested or restricted equity or equity-based awards in respect of the Company held by the Executive as of the Date of Termination and each stock option to acquire common stock of the Company and each stock appreciation right in respect of the Company held by the Executive as of the Date of Termination shall remain exercisable following the Date of Termination for the full term of such option or stock appreciation right.

(D) In addition to the benefits to which the Executive is entitled under any Pension Plan that is a defined benefit plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been accrued thereunder determined (A) as if the Executive had accumulated (after the Date of Termination) [            ] additional months of service credit thereunder and had been credited during such period with compensation at the highest rate in effect during the three-year period ending immediately prior to the Date of Termination, and (B) without regard to any amendment to the Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the excess, if any, of (A) the Executive’s accrued benefit under the Pension Plan as of the Date of Termination over (B) the portion of such account balance that is nonforfeitable under the terms of the Pension Plan.

(E) In addition to the benefits to which the Executive is entitled under any Pension Plan that is a defined contribution or individual account plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been

contributed thereto or credited thereunder by the Company on the Executive’s behalf during the [            ] years immediately following the Date of Termination, determined (x) as if the Executive made the maximum permissible contributions thereto or credits thereunder during such period, (y) as if the Executive earned compensation during such period at a rate equal to the Executive’s highest rate of compensation (as defined in the applicable Pension Plan) during the three-year period ending immediately prior to the Date of Termination, and (z) without regard to any amendment to the Pension Plan made subsequent to the Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the excess, if any, of (x) the Executive’s account balance under the Pension Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable as of the Date of Termination under the terms of the Pension Plan.

(F) Notwithstanding any provision of any annual or long-term incentive plan (exclusive of equity-based plans) to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed bonus cycle preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, (ii) if the Date of Termination occurs before the end of the first half of the then-current bonus cycle under the applicable plan, a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for the uncompleted period under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level (or if higher, at the then projected actual final level), of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period, and (iii) if the Date of Termination occurs after the end of the first half of the then-current bonus cycle but before the end of such bonus cycle under the applicable plan, the full aggregate value of all contingent incentive compensation awards to the Executive for the uncompleted period under any such plan assuming the achievement, at the target level (or if higher, at the then projected actual final level), of the individual and corporate performance goals established with respect to such award.

(G) If the Executive would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (in either case, if any), had the Executive’s employment terminated at any time within [            ] years after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate.

(H) The Company shall reimburse the Executive for expenses incurred for outplacement services suitable to the Executive’s position for a period of one (1) year following the Date of Termination (or, if earlier, until the first acceptance by the Executive of an offer of employment) in an amount not exceeding 15% of the sum of the Executive’s highest annual base rate of salary as in effect during the three-year period ending immediately prior to the Date of Termination, which payment shall be made as soon as practicable but in any event within thirty (30) business days following the date of request for reimbursement. Subject to the foregoing, in no event shall any payment described in this Section 6.1(H) be made after the end of the calendar year following the calendar year in which the expenses were incurred.

(I) For the [            ]-year period immediately following the Date of Termination, the Company shall provide the Executive with her customary perquisites (such as any use of a Company provided automobile, club membership fee reimbursements, income tax preparation and financial advisory services) in each case on the same terms and conditions that were applicable immediately prior to the Date of Termination or, if more favorable, immediately prior to the first occurrence of an event or circumstance constituting Good Reason, provided that in no event shall the amount of perquisites to which the Executive is entitled under this Section 6.1(I) for any taxable year of the Executive affect the amount of perquisites to which the Executive is entitled under this Section 6.1(I) for any other taxable year.

6.2 (A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received or to be received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part), by the Company, an affiliate or Person making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the cash Severance Payments shall first be reduced (if necessary, to zero), and all other Severance Payments shall thereafter be reduced (if necessary, to zero); provided, however, that, to the extent permitted by Section 409A of the Code, the Executive may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

(B) For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions by reason of Section 280G of the Code, in the opinion of Tax Counsel, and (iv) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(C) If it is established pursuant to a Final Determination that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 6.2, the Total Payments paid to or for the Executive’s benefit are in an amount that would result in any portion of such Total Payments being subject to the Excise Tax, then, if such repayment would result in (i) no portion of the remaining Total Payments being subject to the Excise Tax and (ii) a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the excess of the Total Payments paid to or for the Executive’s benefit over the Total Payments that could have been paid to or for the Executive’s benefit without any portion of such Total Payments being subject to the Excise Tax; and (ii) interest on the amount set forth in clause (i) of this sentence at the rate provided in Section 1274(b)(2)(B) of the Code from the date of the Executive’s receipt of such excess until the date of such payment.

6.3 The payments provided in subsections (A), (D), (E) and (F) of Section 6.1 hereof shall be made as soon as practicable (but in any event not later than the fifth day) following the Date of Termination, subject to Section 6.5 hereof. If the amounts of the payments described in the preceding provisions of this Section 6.3 cannot be finally determined on or before the date payment is to be made, the Company shall pay to the Executive (or shall cause the grantor trust described in Section 6.4 to pay to the Executive) on such day an estimate, as determined in good faith by the Executive of the minimum amount of such payments to which the Executive is clearly entitled and shall pay (or cause to be paid) the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the 30th day after the date payment is to be made. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). To the extent the benefits to be made available under subsections (B) and (I) of Section 6.1 hereof are not medical expenses within the meaning of Treas. Reg. § 1.409A-1(b)(9)(v)(B) and are not short-term deferrals within the meaning of Section 409A of the Code, then to the extent the fair market value of such benefits during the first six months following the Date of Termination exceeds two times the lesser of the Executive’s annualized compensation based upon the Executive’s annual rate of pay for services during the taxable year of the Executive preceding the year in which the Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely had no separation from service occurred) or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Date of Termination occurs, the Executive shall pay to the Company, at the time such benefits are provided, the fair market value of such benefits, and the Company shall reimburse the Executive for any such payment not later than the fifth day following the expiration of such six-month period; provided, however, that this requirement for payment by the Executive and reimbursement by the Company shall apply solely to the extent required by Section 409A(a)(2)(B)(i) of the Code.

6.4 To the extent that the payment of any amount due under subsections (A), (D), (E) or (F) of Section 6.1 hereof or any nonqualified Pension Plan is delayed by reason of Section 409A(a)(2)(B)(i) of the Code, the Company shall, on or as soon as practicable after the Date of Termination, contribute the amounts otherwise payable pursuant to subsections (A), (D), (E) and (F) of Section 6.1 hereof or any nonqualified Pension Plan that are delayed by reason of Section 409A(a)(2)(B)(i) of the Code, together with six months interest thereon at the 409A Interest Rate (as defined in Section 6.5 hereof) or such other rate of return as may be provided for under the applicable nonqualfied Pension Plan, to a grantor (“rabbi”) trust (subject to the claims of the Company’s creditors, as required pursuant to applicable Internal Revenue Service guidance to prevent the imputation of income to the Executive prior to distribution from the trust), pursuant to which the amounts payable pursuant to subsections (A), (D), (E) and (F) of Section 6.1 hereof or any nonqualified Pension Plan that are delayed by reason of Section 409A(a)(2)(B)(i) of the Code shall be payable from the trust, together with the appropriate amount of interest at the 409A Interest Rate (as defined in Section 6.5 hereof), or such other rate of return as may be provided for under the applicable nonqualfied Pension Plan on or as soon as practicable and in any event within five days after the Section 409A Payment Date (as defined in Section 6.5 hereof), provided that to the extent such amount is paid to the Executive by the Company, the trust shall pay such amount to the Company.

6.5 To the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, the payments and reimbursements provided for under Section 6.1 hereof shall be delayed until the date that is six (6) months after the Date of Termination (the “409A Payment Date”), and shall be paid on the 409A Payment Date, or as soon as practicable thereafter (but in all events within five days after the 409A Payment Date), together with interest at the 6-month certificate of deposit rate published in The Wall Street Journal on the Date of Termination (or if not published on that date, on the next following date when published) or, if less, the maximum rate that will avoid, if applicable, the imposition of any additional excise taxes under Section 4999 of the Code (the “409A Interest Rate”).

6.6 Notwithstanding any other provision of this Agreement, no amounts shall be payable or otherwise due pursuant to the foregoing provisions of this Section 6 unless (i) the Executive (or her authorized representative, if disabled or deceased) executes a release of claims against the Company in a form reasonably acceptable to the Company within thirty (30) days (or such longer period as may be required by applicable law) following the Date of Termination and (ii) the Executive (or her authorized representative, if disabled or deceased) fails to revoke such release within any period permitted by applicable law for its revocation. To the extent required in order to avoid tax penalties under Section 409A of the

Code, in the event that the Executive’s separation from service occurs within fifty-five (55) days prior to the end of a calendar year, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement on or before December 31 of the year in which the separation occurs shall instead be paid on the first business day following January 1 of the first calendar year beginning after the separation.

7. Termination Procedures and Compensation During Dispute.

7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, any purported termination of the Executive’s employment shall be presumed to be other than for Cause unless the Notice of Termination includes a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive’s duties during such 30 day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than 15 days nor more than 60 days, respectively, from the date such Notice of Termination is given; provided, however, that, in the case of a termination by the Executive, the Company may require a Date of Termination earlier than that specified in the Notice of Termination upon payment to the Executive of the full amount of base salary that would have been paid to the Executive had the Executive continued employment between the actual Date of Termination and the Date of Termination specified in the Notice of Termination).

7.3 Dispute Concerning Termination. If within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

8. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 6.1(B) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9. Successors; Binding Agreement.

9.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to be obligated to perform this Agreement (whether by reason of express assumption by the successor or by operation of law) in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address of the Executive as maintained from time to time on the payroll system of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Hawaiian Electric Industries, Inc.

900 Richards Street

Honolulu, HI 96813

Attention: [            ]

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by the Executive or the Company [(including without limitation the Existing CIC Agreement)]; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated (or under the terms of the second sentence of Section 6.1 hereof, is deemed to have terminated) following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Hawaii without regard to its principles of conflicts of law. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Settlement of Disputes.

14.1 Optional Arbitration. In consideration of the substantial payments and benefits provided to the Executive under this Agreement, the Executive agrees that the Company may, but is not required to, submit to arbitration any dispute or controversy arising between the Company and the Executive including, but not limited to, any claim of discrimination under state or federal law. If the Company elects to have any such dispute or controversy resolved by arbitration, then any such arbitration proceedings shall be conducted in Honolulu, Hawaii in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association then in effect by a panel of three arbitrators, one chosen by each of Executive and the Company, with the third arbitrator to be chosen by the other two arbitrators or if the two arbitrators cannot agree upon a third arbitrator, then by the President of the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction and attorney fees will be awarded to the prevailing party.

14.2 Jurisdiction and Venue if no Arbitration. If the Company does not make the election described in Section 14.1, any dispute or controversy arising out of Executive’s employment or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be brought exclusively in federal or state court with venue in Honolulu, Hawaii and each party hereby irrevocably submits to the jurisdiction of such courts.

14.3 Fees and Expenses. Any reasonable fees or expenses incurred by the Executive in connection with any proceeding described in this Section 14 shall be reimbursed by the Company as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the fee or expense is incurred); provided that the Executive shall be required to promptly return any such reimbursements to the Company if the Executive does not prevail in such proceeding and the arbitrator or court (as the case may be) determines that the Executive’s actions in respect of such proceeding were not in good faith; provided, further, that, upon the Executive’s separation from service with the Company, in no event shall any additional reimbursements be made prior to the date that is six months after the date of the Executive’s separation from service to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to the Executive for such fees or expenses incurred after the later of (i) the Executive’s death and (ii) the date that is 10 years after the date of the Executive’s separation from service with the Company.

15. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B) “Auditor” shall have the meaning set forth in Section 6.2 hereof.

(C) “Base Amount” shall have the meaning set forth in Section 280G(b)(3) of the Code.

(D) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(E) “Board” shall mean the Board of Directors of the Company.

(F) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to

Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board (exclusive of the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in this Section 15(F) and specifying the particulars thereof in detail.

(G) “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) any Person is or becomes (other than in connection with a transaction described in Paragraph III below) the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its affiliates) representing more than 30% of the combined voting power of the Company’s then outstanding securities; or

(II) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including without limitation a consent solicitation, relating to the election of director of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority thereof; or

(III) consummation of a merger or consolidation of the Company or any subsidiary of the Company with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(IV) the shareholders of the Company approve a plan of complete liquidation of the Company; or

(V) there is consummated an agreement for the sale, disposition or long-term lease by the Company of all or substantially all of the Company’s assets. [And if the executive is employed by Hawaiian Electric Company, Inc. or American Savings Bank FSB respectively, a change in control will also be defined to include a change in control at Hawaiian Electric Company, Inc. or American Savings Bank FSB, as the case may be.]

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions.

(H) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(I) “Company” shall mean, unless the context clearly requires otherwise, Hawaiian Electric Industries, Inc. and any of its Affiliates that actually employ the Executive; provided, that (I) for purposes of Sections 15(G) and 15(U) hereof, Company shall mean Hawaiian Electric Industries, Inc., except that in determining under Section 15(G) hereof whether or not any Change in Control of the Company has occurred, Company shall include any successor to Hawaiian Electric Industries, Inc.’s business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise, (II) unless the context clearly requires otherwise, references to the Company in a capacity of employer shall mean Hawaiian Electric Industries, Inc. or any of its Affiliates, whichever actually employs the Executive, and (III) where the Agreement requires the Company to make a payment to the Executive or to take some other action, either Hawaiian Electric Industries, Inc. shall do so or it shall cause any of its Affiliates that actually employ the Executive to do so.

(J) “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.

(K) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full time performance of the Executive’s duties with the Company for a period of six consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within 30 days after such Notice of Termination is given, the Executive shall not have returned to the full time performance of the Executive’s duties.

(L) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(M) “Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

(N) “Executive” shall mean the individual named in the first paragraph of this Agreement.

(O) [“Existing CIC Agreement” shall have the meaning set forth in the recitals to this Agreement.]

(P) “Final Determination” means a final determination by the Internal Revenue Service or, if such determination is appealed, a final determination by any court of competent jurisdiction.

(Q) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (i) and (ii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (IV) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I) a material reduction in the Executive’s authority, duties or responsibilities, which for purposes of this Agreement shall include only the assignment to the Executive of any duties substantially inconsistent with the Executive’s status as a senior executive officer of the Company or a material adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control (including, as applicable and without limitation, the Executive ceasing to be an executive officer of a public company);

(II) a material diminution in base salary as in effect immediately prior to the Change in Control;

(III) a material change in the geographic location at which the Executive must perform services, which for purposes of this Agreement shall include only the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles distant from the Company’s headquarters immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for reasonably required travel on the Company’s business; or

(IV) any other action or inaction that constitutes a material breach of Section 5.4 or 9.1 of this Agreement.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist. The Executive shall be deemed to have consented to any act or failure to act that would otherwise give rise to Good Reason unless the Executive provides Notice of Termination for Good Reason within ninety (90) days following the action or failure to act constituting Good Reason.

(R) “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.

(S) “Pension Plan” shall mean any tax-qualified or non-qualified defined benefit pension plan, including supplemental or excess benefit pension plans maintained by the Company and any other plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with retirement benefits, and any tax-qualified or non-qualified defined contribution pension plan, including any supplemental or excess defined contribution or individual account plan maintained by the Company and any other defined contribution or individual account plan or agreement entered into between the Executive and the Company.

(T) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(U) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(V) “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.

(W) “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.

(X) “Tax Counsel” shall have the meaning set forth in Section 6.2 hereof.

(Y) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(Z) “Total Payments” shall mean those payments so described in Section 6.2 hereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the Effective Date.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:
Name:
Title:

PARTICIPATING EXECUTIVE

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